ANTONE F. MOREIRA
                               -----------------
                            Vice President, Treasurer
                           And Chief Financial Officer
                                 (201) 902-9600


                SYMS CORP REPORTS RESULTS FOR THE SECOND QUARTER


SECAUCUS, NEW JERSEY, SEPTEMBER 28, 2006 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its second quarter ended August 26, 2006.

For the second quarter ended August 26, 2006, the Company had a net loss of $1.4 million ($0.09 per share) as compared to a net loss of $1.2 million ($0.08 per share) for the 13-week period ended August 27, 2005. For the 26-week period ended August 26, 2006, the net profit was $4.4 million ($0.30 per share) as compared to a net loss of $.1 million ($0.01 per share) for the comparable period last year. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

For the second quarter ended August 26, 2006 same store sales increased 3.2% compared to the same period last year. For the 26-week period ended August 26, 2006, same store sales increased .5% compared to the same period last year.

Net sales for the second quarter ended August 26, 2006 increased 2.0% to $62.7 million, compared to $61.5 million for the same period last year. Net sales for the 26-week period ended August 26, 2006 were $128.9 million, the same as the period last year.

The Company announced today that it has agreed to purchase the Westchester property from Sy Syms. The price is based upon independent appraisals and was authorized by the Board of Directors. The Company will fund the purchase using cash on hand.

Syms Corp currently operates a chain of thirty six "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

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CERTAIN  INFORMATION IN THIS PRESS RELEASE INCLUDES  FORWARD-LOOKING  STATEMENTS
(AS SUCH TERM IS  DEFINED IN THE  PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                          (FINANCIAL TABLES TO FOLLOW)

                                    SYMS CORP
                            UNAUDITED BALANCE SHEETS
                                 (IN THOUSANDS)


                                              AUGUST 26,          AUGUST 27,
                                                 2006                2005
                                                 ----                ----
ASSETS:
-------

Current Assets
   Cash                                        $ 37,543            $ 16,345
   Receivables                                    2,323               4,113
   Merchandise Inventory                         68,846              76,239
   Other Current Assets                           9,884              18,186
                                               --------            --------

   Total Current Assets                         118,596             114,883

Property & Equipment - Net                      105,784             106,636

Other Assets                                     24,594              23,954
                                               --------            --------

Total Assets                                   $248,974            $245,473
                                               ========            ========



Liabilities & Shareholder's Equity:
-----------------------------------

   Accounts Payable                            $ 30,150            $ 26,537
   Accrued Expenses                               7,147               6,523
   Other Current Liabilities                      4,859               3,350
                                               --------            --------

   Total Current Liabilities                     42,156              36,410

Other Long Term Liability                         1,740               1,563

Shareholders' Equity                            205,078             207,500
                                               --------            --------

Total Liabilities & Capital                    $248,974            $245,473
                                               ========            ========

                                    SYMS CORP
                        UNAUDITED STATEMENT OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                   Thirteen        Thirteen        Twenty Six      Twenty Six
                                     Weeks           Weeks           Weeks           Weeks
                                     Ended           Ended           Ended           Ended
                                   8/26/2006       8/27/2005       8/26/2006       8/27/2005
                                   ---------       ---------       ---------       ---------
Net Sales                          $  62,683       $  61,457       $ 128,876       $ 128,889

Gross Margin                          23,185          23,985          50,896          52,827

Operating Expenses                    26,208          26,143          54,621          53,509

Gain on Sale of Real Estate                0               0         (10,424)              0

Net Profit (Loss) After Taxes      $  (1,373)      $  (1,203)      $   4,365       $    (148)
                                   =========       =========       =========       =========

Net Profit (Loss) Per Share -
Basic                              $   (0.09)      $   (0.08)      $    0.30       $   (0.01)
                                   =========       =========       =========       =========

Weighted Average
Shares Outstanding - Basic            14,495          14,961          14,710          14,990
                                   =========       =========       =========       =========